                            Exhibit 11

           COMPUTATION OF NET EARNINGS PER COMMON SHARE




                                Three Months Ended        Nine Months Ended
                                   September 30,            September 30,
                              -----------------------  -----------------------
                                 1997         1996        1997        1996
                              ----------- -----------  ----------- -----------
EARNINGS
Net Earnings                  $ 1,348,283 $ 1,068,061  $ 4,259,304 $ 3,783,117
                              =========== ===========  =========== ===========


PRIMARY EARNINGS PER SHARE
Weighted Average Number
 of Common Shares Outstanding   4,809,490   4,764,478    4,801,771   4,750,062
Common Share Equivalents          131,291     115,115       96,272     102,833
                              ----------- -----------  ----------- -----------

Weighted Average Common
 Shares Outstanding and
 Equivalents                    4,940,781   4,879,593    4,898,043   4,852,895
                              =========== ===========  =========== ===========

PRIMARY EARNINGS PER
SHARE                         $       .27 $       .22  $       .87 $       .78
                              =========== ===========  =========== ===========



FULLY-DILUTED EARNINGS PER
SHARE
Weighted Average Number of
 Common Shares Outstanding      4,809,490   4,764,478    4,801,771   4,750,062
Common Share Equivalents          160,324     133,473      160,324     133,473
                              ----------- -----------  ----------- -----------

Weighted Average Common
 Shares Outstanding and
 Equivalents                    4,969,814   4,897,951    4,962,095   4,883,535
                              =========== ===========  =========== ===========

FULLY-DILUTED EARNINGS
PER SHARE                     $       .27 $       .22  $       .86 $       .77
                              =========== ===========  =========== ===========